Exhibit 99.1

MURPHY OIL ELECTS NEW CHAIRMAN

EL DORADO, Arkansas, December 7, 2011 – Murphy Oil Corporation (NYSE:MUR) announced today that Claiborne P. Deming has been elected Chairman of the Board of Directors, effective May 1, 2012. Deming succeeds William C. Nolan, Jr. who is retiring as chairman but will remain on the Board.

Deming, a Director since 1993, served the Company as President and Chief Executive Officer from October 1, 1994 to December 31, 2008 and has chaired the Executive Committee of the Board of Directors since January 2009.

Mr. Deming graduated cum laude with a Bachelor of Arts degree in 1976 and earned his juris doctorate in 1979 from Tulane University. In addition he served on the Board of Directors of Entergy Corporation from 2002 to 2006. He was a member of the Arkansas State Board of Education from September 1999 to June 2002. Mr. Deming recently received the American Petroleum Institute 2011 Gold Medal for Distinguished Achievement, API’s highest honor. He previously served as Treasurer of API and is the past President of the 25 Year Club of the Oil and Gas Industry and past Chairman of the National Petroleum Council. He is currently a member of the Vanderbilt University Board of Trust and the Board of Directors of the Jefferson Scholars Foundation of the University of Virginia.

#####